Exhibit 99.(g)(2)(i)

THIRTEENTH AMENDMENT AGREEMENT

Amending the terms of a Foreign Custody Manager Agreement

This Thirteenth Amendment Agreement (“Amendment Agreement”), made as of October 10, 2025 (“Effective Date”), is made by and between Baillie Gifford Funds (“BGF”), a Massachusetts business trust, Baillie Gifford Institutional Trust (“BGIT”), a Massachusetts business trust (each a “Trust”; collectively, the “Trusts”), on behalf of each of their respective series of the Trusts included within the Definition of “Fund” in Article I, Section 7 of the Foreign Custody Manager Agreement as listed at Section 2 of this Amendment Agreement, and The Bank of New York Mellon, a New York banking organization (“BNY”).

WITNESSETH:

BGF (acting on behalf of certain series of BGF) and BNY entered into a Foreign Custody Manager Agreement on September 29, 2000, as amended to date, (the “Foreign Custody Manager Agreement”). Pursuant to the Foreign Custody Manager Agreement, BGF appointed BNY as foreign custody manager.

In accordance with Article VI, Section 4 of the Foreign Custody Manager Agreement, the parties now wish to amend the Foreign Custody Manager Agreement, to reflect the removal of one Fund of BGF, namely Baillie Gifford International Smaller Companies Fund and the addition of BGIT and its respective Funds as parties to the Foreign Custody Manager Agreement.

NOW, THEREFORE, the parties wish to amend the Foreign Custody Manager Agreement as follows:

1.	Parties to the Agreement

As of the Effective Date, BGIT and its respective Funds are hereby added as parties to the Foreign Custody Manager Agreement as additional “Funds.” To the extent that BGIT does not contain any Funds, BGIT is the party receiving the Services as the Fund pursuant to the Foreign Custody Manager Agreement. The Foreign Custody Manager Agreement shall be deemed amended to include BGIT and each of its series named on the signature page to this Amendment Agreement (each of which shall be deemed to be a "Fund" as defined in the Foreign Custody Manager Agreement).

2.	Definition of “Fund”

Section 7 of Article I of the Foreign Custody Manager Agreement is deleted in its entirety and replaced as follows:

“Fund” shall include (1) Baillie Gifford Fund and its following Funds: Baillie Gifford China Equities Fund, Baillie Gifford Developed EAFE All Cap Fund, Baillie Gifford EAFE Plus All Cap Fund, Baillie Gifford Emerging Markets Equities Fund, Baillie Gifford Emerging Markets ex China Fund, Baillie Gifford Global Alpha Equities Fund, Baillie Gifford International All Cap Fund, Baillie Gifford International Alpha Fund, Baillie Gifford International Concentrated Growth Equities Fund, Baillie Gifford International Growth Fund, Baillie Gifford Long Term Global Growth Fund and Baillie Gifford U.S. Equity Growth Fund; and, (2) Baillie Gifford Institutional Trust and its following Funds: Baillie Gifford Institutional Long Term Global Growth Fund.

3.	Separate Agreement. For the avoidance of doubt and notwithstanding anything to the contrary herein or in the Foreign Custody Manager Agreement, the parties each hereby acknowledge and agree that use of this Amendment Agreement, which contemplates that both BGF and BGIT have appointed BNY as foreign custody manager pursuant to a single Foreign Custody Manager Agreement, is for ease of administration only, and it is hereby acknowledged and agreed that by executing this Amendment Agreement BNY shall have entered into and executed a separate Foreign Custody Manager Agreement with BGIT containing terms and provisions identical to those contained in the Foreign Custody Manager Agreement to which BGF is a party. Furthermore, the Foreign Custody Manager Agreement between BNY and each Trust shall constitute a separate and discrete agreement between each Trust and BNY as if set out in a separate writing executed by BNY and each Trust alone. For the avoidance of doubt, termination of the Foreign Custody Manager Agreement by or with respect to one Trust shall have no effect on the continuance of the Foreign Custody Manager Agreement with respect to the other Trust.

4.	Signatures; Counterparts. The parties expressly agree that this Amendment Agreement may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of Amendment Agreement, by a manual signature on a copy of Amendment Agreement transmitted by facsimile transmission, by a manual signature on a copy of Amendment Agreement transmitted as an imaged document attached to an email, or by "Electronic Signature", which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of Amendment Agreement by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment Agreement or of executed signature pages to counterparts of this Amendment Agreement, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment Agreement and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment Agreement to be executed as of the Effective Date by its duly authorized representative indicated below. An authorized representative, if executing this Amendment Agreement by Electronic Signature, affirms authorization to execute this Amendment Agreement by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment Agreement and an agreement with its terms.

BAILLIE GIFFORD FUNDS, on behalf of each of Baillie Gifford China Equities Fund, Baillie Gifford Developed EAFE All Cap Fund, Baillie Gifford EAFE Plus All Cap Fund, Baillie Gifford Emerging Markets Equities Fund, Baillie Gifford Emerging Markets ex China Fund, Baillie Gifford Global Alpha Equities Fund, Baillie Gifford International All Cap Fund, Baillie Gifford International Alpha Fund, Baillie Gifford International Concentrated Growth Equities Fund, Baillie Gifford International Growth Fund, Baillie Gifford Long Term Global Growth Fund and Baillie Gifford U.S. Equity Growth Fund.

/s/ Michael Stirling-Aird
Name: Michael Stirling-Aird Authority: President
BAILLIE GIFFORD INSTITUTIONAL TRUST, on behalf of each of Baillie Gifford Institutional Long Term Global Growth Fund	/s/ Michael Stirling-Aird
Name: Michael Stirling-Aird Authority: President
THE BANK OF NEW YORK MELLON	/s/ Allison M. Gardner
Name: Allison M. Gardner
Authority: Senior Vice President October 23, 2025

[Signature Page to Thirteenth Amendment to Foreign Custody Manager Agreement]